Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-171736) on Form S-3 and (Nos. 333-238261 and 333-279768) on Form S-8 of our reports dated February 19, 2025, with respect to the consolidated financial statements of Cheniere Energy, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
KPMG LLP

Houston, Texas
February 19, 2025